CHEMTURA CORPORATION EXECUTIVE AND KEY EMPLOYEE

SEVERANCE PLAN

Effective as of January 1, 2009. Last amended, March 13, 2009.

PREAMBLE

Chemtura Corporation (“Chemtura”) adopted the Chemtura Corporation Executive and Key Employee Severance Plan (the “Plan”) to formalize its severance pay policy as it applies to eligible employees of Chemtura and all of the subsidiaries and affiliates of Chemtura.  Effective as of January 1, 2009, Chemtura hereby amends the Plan as set forth herein.  As used herein, the masculine pronoun shall include the feminine, and the singular shall include the plural, unless a contrary meaning is clearly intended.

The Plan is intended to fall within the definition of an "employee welfare benefit plan" under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").  This document is intended to serve as the Plan document and the summary plan description of the Plan.  As such, this document supersedes and replaces any prior plan, summary plan descriptions, summaries, policies, publications, memos or notices regarding the Plan and any other severance benefits.

All rights of Participants to benefits relating to this Plan shall be governed by the executed agreement and general release, provided by the Company in connection with a Participant’s termination of employment, acknowledgement of receipt form, and the Plan.  Any employee who participates in this Plan shall not be entitled to any benefits under any other severance policy, plan or practice of:  (i) the Company; (ii) any predecessor thereto; or (iii) any respective subsidiary or affiliate thereof, or pursuant to which the Company is bound or obligated to provide such benefits, including prior versions of the Plan.  All such other severance (whether voluntary or involuntary) policies, plans and practices of the Company in effect for eligible employees prior to the effective date of this Plan shall be deemed amended and superseded in their entirety by this Plan to the extent that they would provide benefits to Participants upon their termination of employment.

In the event that the terms of the Plan are inconsistent with other documents or other written or verbal communications provided by the Company or its representatives with respect to this severance program, the terms of the Plan shall govern.  The Plan may not be amended or changed except in accordance with the provisions set forth below.

Section 1

Definitions

Capitalized terms used in the Plan and not elsewhere defined herein shall have the meanings set forth in this Section:

1.1           “Acknowledgement of Receipt Form” shall mean the agreement provided by the Company to an Eligible Employee which must be signed by the Eligible Employee in order to become a Participant hereunder.  In the Acknowledgment of Receipt Form, the Eligible Employee will, among other things, agree to be bound by the terms hereof and to acknowledge that this Plan supersedes any and all prior arrangements, agreements, or understandings between the Eligible Employee and the Company regarding severance, separation, termination, change in control, or similar types of benefits or pay.

1.2           “Agreement” shall mean a separation agreement and general release in such form as Chemtura, in its sole discretion, determines (the “Agreement”).

1.3           “Base Salary” shall mean the Participant’s rate of base pay on his Termination Date, as reflected on the Company's payroll records, and not including bonuses, overtime pay, compensatory time-off, commissions, incentive or deferred compensation, employer contributions towards employee benefits, or any other additional compensation.  For purposes of this Plan, a Participant's base pay or salary shall include any salary reduction contributions made on his or her behalf to any plan of the Company under Section 125, 132 or 401(k) of the Code.  Notwithstanding the foregoing, following a Change of Control, Base Salary under this Plan shall not be less than the highest amount during the 90 day period preceding a Change of Control.

1.4           “Cause” shall mean any definition of cause contained in a Participant’s employment agreement or separation agreement governing the terms of a Participant’s separation from employment with the Company other than upon a change of control, and, if such agreement does not exist or cause is not defined therein, “Cause” shall mean, during the course of employment: (i) theft, fraud, embezzlement or intentional disclosure of confidential and/or proprietary information; (ii) conduct or plans to engage in conduct that would be considered competition or solicitation under Section 8.1 or 8.2, respectively, of the Plan; (iii) willful disregard for or neglect by the Participant of his or her duties or the interests of the Company; (iv) conviction of a felony or any criminal offense; (v) breach of fiduciary duty, duty of loyalty or other breach of trust; (vi) any willful act against the material financial interests of the Company; or (vii) willful destruction of property of the Company.

1.5           “Change of Control” shall mean the occurrence of any of the following:  (i) a third person, including a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the trustee of a Company employee benefit plan, becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of Chemtura's outstanding voting securities ordinarily having the right to vote for the election of directors of Chemtura; (ii) during any period of 24 consecutive months individuals who, at the beginning of such consecutive 24-month period, constitute the Board of Directors of Chemtura (the "Board" generally and as of the effective date of the Plan the "Incumbent Board") cease for any reason (other than retirement upon reaching retirement age, disability, or death) to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by Chemtura's shareholders, was approved by a vote of at least three-quarters of the directors who at the time of such election or nomination for election comprise the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Chemtura, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act as in effect on January 23, 2000) shall, for purposes of this Plan, be considered a member of the Incumbent Board; or (iii) the sale of all or substantially all of the assets of Chemtura.

Notwithstanding anything herein to the contrary, to the extent that Section 6 applies to awards which constitute nonqualified deferred compensation subject to Section 409A of the Code, for purposes of the distribution of such awards pursuant to Section 6, a Change of Control shall only be deemed to occur if such transactions or events would give rise to a “change in ownership”, a “change in effective control”, or a “change in the ownership of a substantial portion of the assets” under Section 409A of the Code and the rulings and regulations thereunder.

1.6           “Chemtura” shall mean Chemtura Corporation.

1.7           “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8           “Company” shall mean Chemtura and any Company Entities that participate in the Plan with the approval of the Board of Directors of Chemtura.

1.9           “Company Entity” shall mean any entity which would be included with Chemtura as a service recipient under Treasury Regulation 1.409A-1(h)(3).

1.10           “Eligible Employees” shall mean all Executive Officers and Key Employees.  Notwithstanding the foregoing, an Eligible Employee shall not include any individual: (i) designated by the Company as an independent contractor and not as an employee at the time of any determination; (ii) being paid by or through an employee leasing company or other third party agency; (iii) designated by the Company as a freelance worker and not as an employee at the time of any determination; (iv) classified by the Company as a seasonal, occasional, limited duration, or temporary employee, during the period the individual is so paid or designated; (v) designated by the Company as a leased employee, during the period the individual is so paid or designated; (vi) who is eligible to participate in or receive benefits from the Chemtura Corporation Severance Plan; or (vii) covered by any (x) governmental severance program and/or (y) collective bargaining agreement, in each case which contains provisions relating to post-termination of employment salary or benefits or other severance benefits.  Any such individual shall not be an Eligible Employee even if he or she is later retroactively reclassified as a common-law employee of the Company during all or any part of such period pursuant to applicable law or otherwise.

1.11           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.12           “Executive Officer” shall mean each active, full-time employee so designated in writing by the Compensation Committee of the Board of Directors of Chemtura.  For purposes of the Plan, a full-time employee is an employee of the Company who is regularly scheduled to work at least 32 hours per week.

1.13           “Good Reason” shall mean: (i) the Company changes the Participant’s status or position as an officer of the Company and such change represents a material reduction in such status or position, and/or (ii) the Company materially reduces the Participant’s base salary and/or target bonus, and/or (iii) the Company fails to provide equity compensation to the Participant which is at least materially comparable in terms of timing, value and type of award as other similarly situated employees, and/or (iv) any attempted relocation of the Participant’s place of employment to a location more than 50 miles from the location of such employment on the date of such attempted relocation, in each case as compared to the Participant’s entitlements immediately prior to the Change of Control, and such change, breach or reduction is not cured by the Company within thirty (30) days from the date the Participant delivers a notice of termination for Good Reason.  Such notice of termination for Good Reason shall include the specific section of this Plan which was relied upon and the reason that the Company’s act or failure to act has given rise to his termination for Good Reason and shall be received by the Company within ninety (90) days of the date on which the Participant becomes aware of the occurrence of any event establishing grounds for termination for Good Reason.

1.14           “Involuntary Termination” shall mean the termination of a Participant’s employment by the Company for any reason; provided, however, that an Involuntary Termination of a Participant’s employment shall not occur if:

(a)           the termination of the Participant’s employment is due to (i) the transfer of the Participant from his employer to another Company Entity, (ii) the transfer of any operations of the Company or a subsidiary, operation, section or division of the Company to another Company Entity or an entity unrelated to the Company (irrespective of whether assets of the Company or any such subsidiary, operation, section or division are sold or transferred to such unrelated entity), or (iii) the purchase of the Company or a subsidiary, operation, section or division of the Company by a third party purchaser, and, in each case, the Participant is offered comparable employment by the purchaser, as determined by the Company in its sole discretion;

(b)           the Participant’s employment terminates on account of the Participant’s (i) death, (ii) disability, as defined under the Company’s long-term disability plan or (iii) retirement under a tax-qualified retirement plan of the Company covering such Participant;

(c)           the Participant’s employment is terminated for Cause; or

(d)           the Participant resigns his employment with the Company or fails to continue reporting to work and performing satisfactorily his job duties through his designated termination date, unless the Company agrees in writing to release him earlier.

1.15           “Key Employee” shall mean each active, full-time employee so designated in writing by the Compensation Committee of the Board of Directors of Chemtura. For purposes of the Plan, a full-time employee is an employee of the Company who is regularly scheduled to work at least 32 hours per week.

1.16           “Participant” shall mean an Eligible Employee who has satisfied the conditions for participation set forth in Section 2.

1.17           “Plan” shall mean this Chemtura Corporation Executive And Key Employee Severance Plan.

1.18           “Plan Administrator” shall mean Chemtura or any entity or person designated by Chemtura.  Unless the Board of Directors of Chemtura designates another person or entity, the Plan Administrator shall be the Chemtura Corporation Employee Benefits Committee.

1.19           “Termination” shall mean either an Involuntary Termination or a Voluntary Termination.

1.20           “Termination Date” shall mean the effective date of the termination of the Participant’s employment with the Company as designated by the Company in writing.

1.21           “Voluntary Termination” shall mean the Participant’s resignation from employment with the Company for Good Reason within twenty-four (24) months following a Change of Control, provided the Participant provides the Company with notice of such resignation at least six (6) months prior to the resignation date.

Section 2

Participation

2.1.           An Eligible Employee shall become a Participant in this Plan only if he (i) signs and returns an Acknowledgment of Receipt Form to the Plan Administrator within one week of being presented with such form by the Company and (ii) has executed a Chemtura form of Confidentiality and Assignment of Work Product Agreement which is dated no earlier than his Acknowledgement of Receipt Form.

Section 3

Eligibility for Benefits

3.1.           Conditions for Eligibility.  Subject to the conditions and limitations of this Section 3 and elsewhere in the Plan, a Participant shall be entitled to the severance benefits described herein only upon satisfaction of all the following conditions (and all other applicable conditions contained herein):

(a)	he suffers a Termination,

(b)	he executes without modification and in its entirety, and without timely revoking, an Agreement within fifty (50) days of his Termination Date,

(c)	he returns to the Company any property of the Company which has come into his possession, and

(d)	he remains actively at work through his designated termination date unless the Company agrees in writing to release the Participant from employment earlier than such date.

3.2.           Exclusions.  Each Participant shall cease to be entitled to severance benefits, upon the earliest to occur of the following:

(a)           his breach of the Agreement or the Acknowledgement of Receipt Form;

(b)           the revocation, invalidity or unenforceability of such Agreement or Acknowledgement of Receipt Form; or

(c)           his reemployment by the Company.

Section 4

Severance Benefits Prior to a Change of Control

4.1.           Benefits.  If a Participant experiences an Involuntary Termination prior to a Change of Control, and complies with all of the other terms and conditions of the Plan, he shall be eligible to receive:

(a)
severance pay at the levels defined in the Chemtura Corporation Severance Plan, as amended and restated effective as of January 1, 2009 and consistent with future amendments and restatements of such plan; and

(b)
continuation of his medical, dental, and vision benefits at active employee rates for the applicable period of time set forth in the Chemtura Corporation Severance Plan, as amended and restated effective as of January 1, 2009 and consistent with future amendments and restatements of such plan, following Involuntary Termination (which benefits continuation shall offset the Company’s obligation, if any, pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (”COBRA”)).  In the event of the Participant’s death prior to the expiration of the applicable benefits continuation period, benefits continuation will be provided to the Participant’s eligible dependents for the remainder of the applicable benefits continuation period, unless such eligible dependent is or becomes eligible for any other group medical insurance coverage.

4.2           Timing of Severance Benefits.  Assuming all applicable conditions are met, severance benefits payable under Section 4.1(a) will be paid in installments, as described in the Chemtura Corporation Severance Plan, as amended and restated effective as of January 1, 2009 and consistent with future amendments and restatements of such plan.

Section 5

Severance Benefits After a Change of Control

5.1           Benefits.  If a Participant experiences a Termination within twenty-four (24) months following a Change of Control, and complies with all of the other terms and conditions of the Plan, he shall be eligible to receive:

(a)           severance pay equal to three times (if the Participant is the Chief Executive Officer of Chemtura); two times (if the Participant is an other Executive Officer); or one times (if the Participant is a Key Employee) the sum of the Participant’s: annual Base Salary and the average of the annual bonuses paid to the Participant in the three full fiscal years (or such full fiscal years that the Participant was employed by the Company if he or she was not employed by the Company for three full fiscal years) ending immediately prior to the Change of Control (such average of the annual bonuses is referred to as the “Change of Control Average Bonus”);

(b)           a pro rata portion to the Termination Date of the Change of Control Average Bonus basing such pro-rata portion upon the portion of the bonus period that has elapsed as of the Termination Date;

(c)           the amount of the Participant’s accrued but unused vacation under the Company’s vacation policy as of the Termination Date;

(d)           until the earlier of (i) the day upon which the Participant begins new employment and is eligible for such welfare benefits, or (ii) (A) the third anniversary of the Termination Date if the Participant is the Chief Executive Officer of Chemtura; (B) the second anniversary of the Termination Date if the Participant is an other Executive Officer; or (BC) the first anniversary of the Termination Date if the Participant is a Key Employee, the Company shall continue to provide medical, dental, vision and life insurance benefits to the Participant and/or the Participant’s family that are comparable to those which were provided to the Participant immediately prior to the Termination Date (or if greater, immediately prior to the Change of Control) in accordance with the applicable plans, programs and policies of the Company. In the event of the Participant’s death prior to the expiration of the applicable benefits continuation period, benefits continuation will be provided to the Participant’s eligible dependents for the remainder of the applicable benefits continuation period, unless such eligible dependent is or becomes eligible for any other group medical insurance coverage;

(e)           upon submission by the Participant of required supporting documentation, payment or reimbursement of any costs and expenses (including moving and relocation expenses) paid or incurred by the Participant on or prior to the Termination Date, which would have been payable while the Participant was employed by the Company pursuant to the Company’s expense reimbursement policy;

(f)           if the Participant is an Executive Officer, upon submission by such Participant of required supporting documentation, payment or reimbursement of any reasonable expenses paid or incurred within the first anniversary of the Termination Date by such Participant with respect to financial planning and tax services, up to a maximum value of $25,000 with respect to the Chief Executive Officer of Chemtura, and $15,000 with respect to other Executive Officers; and

(g)           until the earlier of (i) the day upon which the Participant begins new employment comparable in all material respects to the Participant’s employment with the Company immediately prior to the Change of Control, or (ii) (A) the second anniversary of the Termination Date if the Participant is an Executive Officer or (B) the first anniversary of the Termination Date if the Participant is a Key Employee, the Company shall pay all reasonable expenses incurred by the Participant in seeking comparable employment including, without limitation, the fees and expenses of a placement organization, up to $25,000 if the Participant is the Chief Executive Officer of Chemtura, $20,000 if the Participant is an other Executive Officer, or $15,000 if the Participant is a Key Employee, such expenses to be approved in advance by the Company, such approval not to be unreasonably withheld.

5.2           Timing of Severance Benefits. Assuming all applicable conditions are met, the severance benefits described in Section 5.1 will be paid as set forth in this Section 5.2.  The payments set forth in Sections 5.1(a) through 5.1(c) will be paid in a lump sum as soon as administratively practicable following the effective date of the Participant’s Agreement, but no later than sixty (60) days after the Termination Date.  Severance benefits described in Section 5.1(d) will commence as soon as practicable following the effective date of the Participant’s Agreement, but no later than sixty (60) days after the Termination Date; provided that, with respect to continuation of medical, dental, and vision benefits continuation, coverage will be retroactive to the Termination Date. Subject to Section 12.9 hereof, reimbursement of expenses pursuant to Section 5.1(e) will be paid as soon as administratively practicable but no later than the last day of the calendar year following the calendar year in which the applicable expenses were incurred; provided that the Participant has submitted requisite proof of such expenses.  Reimbursement of expenses pursuant to Sections 5.1(f) and (g) will be paid as soon as administratively practicable, but no later than the last day of the second calendar year following the calendar year in which the Termination Date occurs; provided that the Participant has submitted requisite proof of such expenses, and such payments are intended to constitute separation pay due to involuntary separation from service which are excluded from the requirements of Section 409A of the Code.  If a Participant dies prior to payment of all severance benefits to which he is entitled, any unpaid severance benefits will be paid to the Participant’s surviving spouse or, if no spouse survives, to the Participant’s estate. If a Participant who is receiving severance benefits is reemployed by the Company or breaches the Agreement, payment of severance benefits shall immediately cease.  In the event that severance benefits are paid in a lump sum, upon rehire by the Company, the Participant shall be required to repay to the Company the value of the severance benefits that would not have been paid to him had he been receiving his severance benefits in semi-monthly installments.

Section 6

Vesting of Equity Awards Upon a Change of Control

Upon a Change of Control, a Participant shall be fully vested in all Company stock options and other equity-based awards held by the Participant, and subject to Section 1.5, any such awards will be realized in full and distributed to the Participant at the time of the occurrence of the Change of Control, or if exercise of the award is required, the award may be exercised upon the occurrence of the Change of Control.  All other rights with respect to such stock options or other equity-based awards shall continue to be governed pursuant to the terms of the applicable equity plan and award agreement (if any).

Section 7

Tax Gross-Up

In the event that it shall be determined that any payment or benefit by the Company to or for the benefit of the Participant pursuant to the terms of the Plan or any other payments or benefits received or to be received by the Participant (a “Payment”) in connection with or as a result of a Change of Control or the Participant's termination of employment or any event which is deemed by the Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (“Change of Control Payments”) shall be subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the payments or benefits payable pursuant to the terms of the Plan shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to the Participant without giving rise to any Excise Tax (the “Safe Harbor Amount”).  The reduction of the amounts payable hereunder shall be made first by reducing the payment under Section 4.1(a) or 5.1(a), as applicable, and if additional amounts need to be reduced to reach the Safe Harbor Amount, the reduction of such amounts shall be such that the economic loss to the Participant is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  Notwithstanding the foregoing, and in lieu of the reduction described above, if the Participant is an Executive Officer and the Payment is at least 110% of the Safe Harbor Amount, the Company shall pay to such Participant an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after (i) payment of any Excise Tax on the Change of Control Payments and (ii) payment of any federal and state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Change of Control Payments.  The determination of whether the Participant is subject to the Excise Tax and the amount of the Gross-Up Payment, if any, shall be made by a “Big Four” accounting firm chosen by the Company and reasonably agreeable to the Participant, which determination shall be binding upon the Participant and the Company.  The Gross-Up Payment, if any, shall be paid to the Participant by cashier's check within five (5) business days following the receipt by the Company of the Gross-Up Payment determination from the selected “Big Four” accounting firm, but in any event, not later than the end of the Participant’s taxable year following the Participant’s taxable year in which the related taxes are remitted to the taxing authority.  Notwithstanding the foregoing, all Gross-Up Payments shall be paid in accordance with Section 409A of the Code.

Section 8

Restrictive Covenants

8.1           Noncompetition.                                           During the Participant’s employment with the Company, and during a one year period following any termination of the Participant’s employment for any reason, the Participant shall not directly or indirectly compete with Chemtura or any of its subsidiaries or affiliates, whether as an individual proprietor or entrepreneur or as an officer, employee, partner, stockholder, or in any capacity connected with any enterprise, in any business for which the Participant performed material services for Chemtura or any of its subsidiaries or affiliates within the 24-month period immediately preceding the Participant’s Termination Date, in any geographic area in which Chemtura or any of its subsidiaries or affiliates is engaged in such business at the time of the Participant's termination of employment, including, without limitation, any geographic area within which Chemtura or any of its subsidiaries or affiliates has formally announced specific plans to engage and/or the Participant has actual knowledge that Chemtura or any of its subsidiaries or affiliates specifically plans to engage.  For the purpose of the preceding sentence, engaging in business shall be deemed to embrace sales to customers or performance of services for customers who are within a relevant geographical area.  Nothing herein, however, shall prohibit the Participant from acquiring or holding any issue of stock or securities of any corporation which has any securities listed on a national securities exchange or quoted in the daily listing of over the counter market securities; provided that at any one time the Participant and members of the Participant’s immediate family do not own more than five percent (5%) of the voting securities of any such corporation.

8.2           Non-Solicitation.                                           During the Participant’s employment with the Company, and during a one year period following any termination of the Participant’s employment for any reason, the Participant shall not directly or indirectly hire, entice, induce or in any manner whatsoever attempt to influence any employee, client, agent, consultant, contractor, supplier or any other person or entity to cease or reduce working for and/or doing business with Chemtura or any of its subsidiaries or affiliates.

8.3           Remedies.                                By electing to participate in the Plan, Participants hereby acknowledge that the provisions of this Section 8 are reasonable and necessary for the protection of Chemtura, its subsidiaries and affiliates and acknowledge their obligations under such covenants.  The Participants further acknowledge that Chemtura, its subsidiaries or affiliates will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, by electing to participate, the Participants agree that, in addition to any other relief to which Chemtura or any of its subsidiaries or affiliates may be entitled, including claims for damages, Chemtura or any of its subsidiaries or affiliates shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining the Participants from an actual or threatened breach of such covenants.  Notwithstanding anything else to the contrary herein, in the event of any material violation by a Participant of this Section 8, the Company shall immediately have no obligation thereafter to make any payments to the Participant and the Company, in its reasonable discretion, may require the Participant to promptly repay to the Company any payments paid to him pursuant to this Plan that were paid prior to such breach.

Section 9

Offset

Participants in the Plan shall not be entitled to receive any other severance, notice, change in control or termination payments or benefits (or notice in lieu of severance) from the Company.  In addition, to the extent consistent with Section 409A of the Code, the Participant's benefits under the Plan will be reduced by the amount of any other severance or termination payments, or pay in lieu of notice, payable by the Company to the Participant on account of his or her employment, or termination of employment, with the Company, including, but not limited to, (i) any payments required to be paid by the Company to the Participant under any other program, policy, practice, or agreement, or (ii) any Federal, State, national, municipal, provincial, commonwealth or local law (including any payment pursuant to the Worker Adjustment Retraining and Notification Act or any national, State, local, provincial, municipal, or commonwealth equivalent).  A Participant must notify the Plan Administrator if he or she receives any such payments.  Notwithstanding anything to the contrary in this Section 9, no severance payment paid or payable to a Participant, after giving effect to the provisions of this Section 9, shall be less than one week of Base Salary.

Section 10

Cessation of Participation in Employer Plans

Except as otherwise provided herein, a Participant, as of his Termination Date, shall cease to participate in and shall cease to be treated as an employee of the Company for all purposes under the employee benefit plans of the Company, including, without limitation, all retirement, welfare, incentive, bonus and other similar plans, policies, programs and arrangements maintained for employees of the Company.  Each such Participant’s rights under any such plan, policy, program or arrangement shall be governed by the terms and conditions of each thereof, as in effect on such Termination Date.

Section 11

Administration

11.1.                      Plan Interpretation and Benefit Determinations.  The Plan shall be administered by the Plan Administrator.  The Plan Administrator (or, where applicable, the Claim Reviewer (as defined below) or other duly authorized designee of the Plan Administrator) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents and to decide all factual and legal matters arising in connection with the operation or administration of the Plan; provided, however, that, in accordance with Section 13 below, the Organization, Compensation & Governance Committee of the Board shall retain the sole authority to amend or terminate this Plan or any portion thereof.

           Without limiting the generality of the foregoing paragraph, the Plan Administrator (or, where applicable, the Claim Reviewer or other duly authorized designee of the Plan Administrator) shall have the discretionary authority and power to:

(a)           take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan to Employees or Participants or their beneficiaries;

(b)           formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

(c)           decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

(d)           resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Agreement, the Plan or other Plan documents; and

(e)           process, and approve or deny, benefit claims and rule on any benefit exclusions.

11.2.                      Benefit Claims.  The Company will normally advise a Participant of his right to benefits under the Plan at the time that a Termination of the Participant’s employment takes place.  A Participant may also make a claim concerning his or her right to receive a benefit under the Plan (a “Claim”) to the Company’s Director of Benefits (the “Claim Reviewer”) at the following address:

Chemtura Corporation
199 Benson Road
Middlebury, CT  06749
Attention:  Director of Benefits

A Claim must be made by a Participant within sixty (60) days following his Termination Date.

11.3.                      Appealing Benefit Claims. The Participant will be informed of the decision of the Claim Reviewer with respect to a Claim within ninety (90) days after it is filed.  Under special circumstances, the Claim Reviewer may require an additional period of not more than ninety (90) days to review a Claim.  If this occurs, the Participant will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the Claim.

If a Claim is denied, in whole or in part, the Participant will be notified in writing of the specific reason(s) for the denial, the exact Plan provision(s) on which the decision was based, what additional material or information is relevant to his case, and what procedure the Participant should follow to get the Claim reviewed again (an “Appeal”).  The Participant then has sixty (60) days to Appeal the Claim to the Plan Administrator.

The Appeal must be submitted in writing to the Plan Administrator.  A Participant may request to review pertinent documents, and may submit a written statement of issues and comments.

A decision as to a Participant's Appeal will be made within sixty (60) days after the Appeal is received.  Under special circumstances, the Plan Administrator may require an additional period of not more than sixty (60) days to review an Appeal.  If this occurs, the Participant will be notified in writing as to the length of the extension.

If a Participant's Appeal is denied, in whole or in part, he or she will be notified in writing of the specific reason(s) for the denial and the exact Plan provision(s) on which the decision was based.  The decision on an Appeal of the Plan Administrator will be final and binding on all parties and persons affected thereby.

11.4.                      Non-Binding Mediation.  In the event the Participant is not satisfied with the decision on an Appeal made pursuant to Section 11.3, and the amount of the Claim equals or exceeds $5,000, notwithstanding anything in Section 11.3 to the contrary, the Participant may request that the Claim be resolved pursuant to non-binding mediation administered by the American Arbitration Association under the Mediation Rules specified in its National Rules for the Resolution of Employment Disputes.  All fees and expenses of the mediator and all other expenses of the mediation procedures, except for attorneys’ fees and witness expenses, shall be shared equally by the Participant and the Company.  Each party shall bear its own witness expenses and attorneys’ fees.

Section 12

Miscellaneous

12.1.                      Tax Withholding.  The Company shall have the authority to withhold or to cause to have withheld applicable taxes from any payments made under or in accordance with the Plan to the extent required by law.

12.2.                      Unfunded Plan.  The Plan is unfunded.  The Company shall pay the full cost of the Plan out of its general assets.

12.3.                      Not a Contract of Employment.  The Plan shall not be deemed to constitute a contract of employment, or to impose on the Company any obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of the Company; nor shall any provision hereof restrict the right of the Company to discharge any of its employees or restrict the right of any such employee to terminate his employment with the Company.

12.4.                      Choice of Law.  The Plan shall be construed and governed under the laws of the State of Connecticut, except to the extent Federal law is applicable.  Each Participant consents to personal jurisdiction of any State or Federal court sitting in Connecticut and waives any objection that such forum is inconvenient.  Each Participant consents to service of process in any action related to the Plan by U.S. mail or other commercially reasonable means of receipted delivery.

12.5.                      Effect of Invalidity of Provision.  If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and such provision shall, to the extent possible, be modified in such manner as to be valid and enforceable but so as to most nearly retain the intent of the Company.  If such modification is not possible, the Plan shall be construed and enforced as if such provision had not been included in the Plan.

12.6.                      Effect of Plan.  The Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company and its predecessors (whether written or unwritten).  Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of any written individual employment contracts or individual separation agreements governing the terms of a Participant’s separation of employment with the Company.

12.7.                      Records.  The records of the Company with respect to Years of Service, employment history, Base Salary, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

12.8.                      Nontransferability.  In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law.  Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

12.9           Section 409A of the Code.

(a) Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of Section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and the regulations thereunder.  Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation.  Any amounts payable solely on account of an involuntary separation from service of the Participant within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent.  Any reimbursements or in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Plan (or if no period is specified, the lifetime of the Participant), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  In no event may a Participant, directly or indirectly, designate the calendar year of a payment.

(b) Notwithstanding anything herein to the contrary, a Participant shall not be entitled to any payments or benefits pursuant to the Plan in the event that the occurrence of his termination of employment does not constitute a “separation from service” as defined by Section 409A of the Code and the regulations issued thereunder.

(c) Delay for Specified Employees.

(1) Notwithstanding any provision of the Plan to the contrary, if a Participant who is a Specified Employee (as defined below) becomes entitled to receive a distribution on account of separation from service, the distribution may not be made earlier than six (6) months following the date of the Participant’s separation from service, if required by Section 409A of the Code and the regulations thereunder.  If distributions are delayed pursuant to Section 409A of the Code, the accumulated amounts withheld on account of Section 409A shall be paid within fifteen (15) days after the end of the six-month period.  If the Participant dies during such six-month period, the amounts withheld on account of Code Section 409A shall be paid to the Participant’s Beneficiary within fifteen (15) days of the Participant’s death.

(2)           The term “Specified Employee” means a “specified employee” as determined by the Plan Administrator or its delegate as of the specified employee identification date for purposes of Section 409A of the Code.  The determination of Specified Employees, including the number and identity of persons considered Specified Employees and the identification date, shall be made by the Plan Administrator or its delegate each year in accordance with Section 416(i) of the Code, the “specified employee” requirements of Section 409A of the Code, and applicable regulations.

Section 13

Amendment or Termination of the Plan

The Plan may be amended or terminated, in whole or in part, at any time, with or without prior notice, by action of the Organization, Compensation & Governance Committee (or any successor thereof) of the Board; provided, however, that any amendment to modify the provisions of Section 4 of the Plan, in whole or in part, may be made at any time by action of the Chemtura Corporation Employee Benefits Committee (or any successor thereof).  Notwithstanding the foregoing, any amendment to the Plan, in whole or in part, including an amendment to terminate the Plan (but excluding an amendment to modify Section 4 of the Plan as set forth above), that is adverse to the interests of any Participant (except for an amendment adopted to comply with applicable law, including Code Section 409A) will not be effective until the date which is one year following the date of such amendment, and any such amendment which is adopted within six months prior to a Change of Control will be void upon such Change of Control.

Section 14

Required Information

14.1.   Participants' Rights Under ERISA.  A Participant in the Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).  ERISA provides that all Plan participants shall be entitled to:

- Examine, without charge, at the Plan Administrator's office, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

- Obtain copies of Plan documents and other Plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies.

- Receive a summary of the Plan's annual financial report if the Plan covers 100 or more people.  The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries.  No one, including the Company or any other person, may fire a Participant or otherwise discriminate against him or her in any way to prevent him or her from obtaining a welfare benefit or exercising his or her rights under ERISA.  If a Participant's claim for a benefit is denied in whole or in part, he or she must receive a written explanation of the reason for the denial.  The Participant has the right to have the Plan review and reconsider his or her claim.  Under ERISA, there are steps a Participant can take to enforce the above rights.

For instance, if a Participant requests materials from the Plan and does not receive them within 30 days, he or she may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If the Participant's claim for benefits is denied or ignored, in whole or in part, he or she may file suit in a state or federal court.  If a Participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If the Participant is successful, the court may order the person the Participant sued to pay these costs and fees.  If the Participant loses, the court may order him or her to pay these costs and fees, for example, if it finds the Participant's claim is frivolous.  If a Participant has any questions about the Plan, he or she should contact the Plan Administrator.  If the Participant has any questions about this statement or about his or her rights under ERISA, he or she should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquires, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

14.2.   Other Important Facts.

OFFICIAL NAME OF THE PLAN:	Chemtura Corporation Executive And Key
Employee Severance Plan

SPONSOR:	Chemtura Corporation
199 Benson Road
Middlebury, CT 06749
(203) 573-2000

EMPLOYER IDENTIFICATION
NUMBER (EIN):	52-2183153

PLAN NUMBER:	[540]

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

END OF PLAN YEAR:	December 31

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	Chemtura Corporation Employee Benefits Committee
199 Benson Road
Middlebury, CT 06749
(203) 573-2000

EFFECTIVE DATE:	January 1, 2006, as amended, April 15, 2007 and
January 1, 2009

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan.  The Plan Administrator will also answer any questions you may have about the Plan.

Service of legal process may be made upon the Plan Administrator.

No individual may, in any case, become entitled to additional benefits or other rights under this Plan after the Plan is terminated.  Under no circumstances, will any benefit under this Plan ever vest or become nonforfeitable.